                                                                                                                                              Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43

Company Registry (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), pursuant to Article 12 of CVM Instruction No. 358/02, hereby informs that it has received, on this date, correspondence from JPG GESTÃO DE RECURSOS LTDA. and JGP GESTÃO PATRIMONIAL LTDA., as transcribed below:

“NOTICE TO THE MARKET

JGP GESTÃO DE RECURSOS LTDA., enrolled with the CNPJ/MF under No. 02.312.792/0001-65, with headquarters in the City and State of Rio de Janeiro at Rua Humaitá, No. 275, 11th floor (part) and 12th floor, and JGP GESTÃO PATRIMONIAL LTDA., enrolled with the CNPJ/MF under No. 09.262.533/0001-16, with headquarters in the City and State of Rio de Janeiro at Rua Humaitá, No. 275, 11th floor (part) and 12th floor, acting hereby as managers of investment funds and non-resident investors, whose legal representative in Brazil is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with the CNPJ/MF under No. 02.201.501/0001-61 (“Investors”), in accordance with CVM Instruction No. 358/2002, amended by CVM Instructions No. 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, hereby informs that, as a result of trades made in the past days at the Bolsa de Valores de São Paulo – BOVESPA, the Investors purchased common stock of Oi S.A. (“Company”),now owning 39,027,862 (thirty-nine million twenty-seven thousand eight hundred sixty-two) shares of the Company’s common stock. The aforementioned ownership represents 5.84% (five point eighty-four percent) of the Company’s common stock. We highlight that 26,790,962 (twenty-six million seven hundred ninety thousand nine hundred sixty-two) are common shares held directly by investors and 10,500,000 (ten million five hundred thousand) are shares acquired through stock loans.

We further inform that the investors hold 16,571,638 (sixteen million five hundred seventy-one thousand six hundred thirty-eight) common shares referenced by unsecured derivatives instruments with exclusive financial liquidation.

The abovementioned purchases do not aim to change the ownership of control or the  administrative structure of the Company. There is no agreement or contract among the Investors regulating the exercise of voting rights or the purchase and sale of the securities issued by the Company.”

Rio de Janeiro, April 26, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer